EXHIBIT 5.1

345 Park Avenue New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

August 7, 2020

GEE Group, Inc. 7751 Belfort Parkway Suite 150 Jacksonville, FL32256

Ladies and Gentlemen:

We have acted as counsel to GEE Group, Inc., an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-240280) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (each a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 3,563,369 shares (the “Shares”) of the Company’s common stock, without par value, which are comprised of (i) an aggregate of 2,470,123 Shares that are held by certain of the Selling Stockholders, including shares of common stock that were issued to such Selling Stockholders as payment of PIK interest with respect to the Company’s 9.5% Convertible Subordinated Notes, and (ii) an aggregate of 1,093,246 Shares that were issued to certain of the Selling Stockholders as payment of PIK interest with respect to the Company’s Series C 8% Cumulative Convertible Preferred Stock, without par value (“Series C Preferred Stock”) and upon conversion of the Company’s Series C Preferred Stock.

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Restated Articles of Incorporation of the Company, as amended to date, (iii) the Amended and Restated By-Laws of the Company and (iv) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully-paid and non-assessable.

The opinions we express herein are limited to matters involving the Illinois Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Los Angeles    New York    Chicago    Nashville   Washington, DC    San Francisco    Beijing   Hong Kong    www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.